UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2016

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York		10523
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2016, the Board of Directors (the “Board”) of Party City Holdco Inc. (the “Company”) voted to increase the size of the Board from 11 to 12 directors and appointed William S. Creekmuir to fill the resulting vacancy, effective immediately. Mr. Creekmuir will serve as a Class II director, which class will stand for re-election at the 2017 annual meeting of stockholders. Mr. Creekmuir will replace Uttam K. Jain as a member of the Board’s Audit Committee. Mr. Jain will remain on the Board.

Mr. Creekmuir will participate in the Company’s standard non-employee director compensation program. Pursuant to this program, Mr. Creekmuir will receive (i) an annual retainer of $70,000 for service as a Board member and (ii) an annual option grant for shares of the Company’s common stock with an aggregate exercise price of $70,000 on the date of grant, which will fully vest on the one year anniversary of the date of grant. In connection with his appointment to the Board and pursuant to the terms of the Party City Holdco Amended and Restated 2012 Omnibus Equity Incentive Plan, Mr. Creekmuir received a pro rated annual option grant, which pro rated amount equaled an option to purchase 1,906 shares of the Company’s common stock.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Creekmuir had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Creekmuir and any other person pursuant to which he was appointed as a director of the Company.

In addition, Mr. Creekmuir and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-193466) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.2 to the Registration Statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: March 7, 2016	By:	/s/ Michael A. Correale
Michael A. Correale
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 7, 2016.